UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 28, 2015

CYRUSONE INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-35789	46-0691837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1649 West Frankford Road

Carrollton, TX 75007

(Address of Principal Executive Office) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 350-0060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 — Entry into a Material Definitive Agreement.

Merger Agreement

On April 28, 2015, CyrusOne Inc., a Maryland corporation (the “Company”), issued a press release announcing that its operating partnership, CyrusOne LP, a Maryland limited partnership (the “Operating Partnership”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Operating Partnership, Jupiter Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Operating Partnership (“Merger Sub”), Cervalis Holdings LLC, a Delaware limited liability company (the “Cervalis”), and LDG Holdings LLC as representative for the sellers. The Merger Agreement provides for the acquisition of Cervalis by the Operating Partnership pursuant to the merger of Merger Sub with and into Cervalis, with Cervalis as the surviving corporation (the “Merger”). Upon completion of the Merger, Cervalis will be an indirect, wholly-owned subsidiary of the Company. As a result of the Merger, the Company will acquire four data center facilities and two work area recovery facilities serving the New York metropolitan area.

The Company will pay aggregate cash consideration of approximately $400 million in the Merger, excluding transaction related expenses, subject to customary closing adjustments. The Company has obtained financing commitments and intends to finance the acquisition in a manner that takes into consideration balance sheet flexibility, credit ratings impact and accretion to shareholders.

The Merger Agreement contains customary representations and warranties as well as covenants by each of the parties. The Merger is expected to close in the next 45 to 60 days, subject to the satisfaction of closing conditions, including among others the continuing accuracy of representations and warranties, compliance with covenants and agreements in the Merger Agreement.

The foregoing is a summary description of certain terms of the Merger Agreement and does not purport to be complete, and it is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Exhibit 2.1 and incorporated herein by reference. A copy of the press release announcing the transaction is filed as Exhibit 99.1 to this report and is incorporated herein by this reference.

The Merger Agreement has been filed to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual, business or operational information about the parties thereto. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such Merger Agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including, to the extent agreed by the parties, being qualified by disclosures: (i) exchanged between the parties in connection with the execution of the Merger Agreement and (ii) contained in the disclosure schedules to the Merger Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk among the parties to the Merger Agreement instead of establishing matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Financing the Merger

The Company has obtained a financing commitment to provide an unsecured bridge loan facility in the original principal amount of $300 million (the “Bridge Facility”) to fund the Merger, as necessary, pursuant to a commitment letter (the “Commitment Letter”) from KeyBank National Association. The funding of the Bridge Facility provided for in the Commitment Letter is contingent on the satisfaction of customary conditions, including but not limited to(i) execution and delivery of definitive documentation with respect to the Bridge Facility in accordance with the terms set forth in the Commitment Letter; and (ii) consummation of the Merger in accordance with the Merger Agreement. The actual documentation governing the Bridge Facility has not been finalized, and accordingly, the actual terms may differ from the description of such terms in the Commitment Letter.

The foregoing is a summary description of certain terms of the Commitment Letter and does not purport to be complete, and it is qualified in its entirety by reference to the full text of the Commitment Letter, which is attached as Exhibit 10.1 and incorporated herein by reference..

ITEM 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the Commitment Letter and the Bridge Facility is incorporated herein by reference.

ITEM 9.01 — Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated April 28, 2015 by and among CyrusOne LP, Jupiter Merger Sub, LLC, Cervalis Holdings LLC, and LDG Holdings LLC as the sellers’ representative.*
10.1	Commitment Letter with KeyBank National Association.
99.1	Press Release, dated April 28, 2015.

*The schedules to the Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such schedules to the U.S. Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYRUSONE INC.

By:	/s/ Thomas W. Bosse
Thomas W. Bosse
Vice President, General Counsel and Secretary

Date: April 28, 2015

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated April 28, 2015 by and among CyrusOne LP, Jupiter Merger Sub, LLC, Cervalis Holdings LLC, and LDG Holdings LLC as the sellers’ representative.
10.1	Commitment Letter with KeyBank National Association.
99.1	Press Release dated April 28, 2015.